Exhibit 99.1

CONSENT OF PROFESSIONAL BANK SERVICES, INC.

We consent to the inclusion of our fairness opinion letter to the Board of Directors of Madison Financial Corporation dated January 20, 2015 as Appendix “E” to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 filed by Kentucky Bancshares, Inc. in connection with the proposed share exchange with Madison Financial Corporation. We further consent to the references to our fairness opinion letter and the analysis conducted by us and the use of our name in the Proxy Statement/Prospectus in conjunction therewith.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ PROFESSIONAL BANK SERVICES, INC.

PROFESSIONAL BANK SERVICES, INC.

Louisville, Kentucky

April 22, 2015